Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF FLUENT, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Fluent, Inc. (the “corporation”), a corporation existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the corporation’s Certificate of Incorporation filed with the Secretary of State on March 20, 2015, as amended by the Certificate of Amendment thereto filed with the Secretary of State on September 23, 2016, and by the Certificate of Amendment thereto filed with the Secretary of State on April 13, 2018 (as amended to date, the “Certificate of Incorporation”).

SECOND: The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new Section G as follows:

(G) Effective at 6:00 p.m. Eastern Time (the “Effective Time”) on the effective date of the certificate of amendment adding this Section G to Article FOURTH of the certificate of incorporation of the corporation (the “Effective Date”), every six (6) shares of Common Stock issued and outstanding or held by the corporation in treasury stock, in each case immediately prior to the Effective Time, shall automatically be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the corporation or the holder thereof (the “Reverse Split”); provided, however, that if the Reverse Split would result in the record account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share (a “Fractional Share”), such holder shall be entitled to receive a whole share of Common Stock in lieu of a Fractional Share. The Reverse Split shall have no effect on the number of authorized shares of Common Stock, the number of authorized shares of Preferred Stock or the respective par values per share thereof, in each case as set forth in Section A of this Article FOURTH.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 11th day of April, 2024.

Fluent, Inc.

By:	/s/ Don Patrick
Name:	Don Patrick
Title:	Chief Executive Officer